Exhibit 99.1

FOR IMMEDIATE RELEASE Media Contact: Joe Salkowski, (520) 884-3625 Financial Analyst Contact: Jo Smith, (520) 884-3650	October 28, 2009 Page 1 of 9

UNISOURCE ENERGY REPORTS THIRD QUARTER 2009 EARNINGS
MAINTAINS 2009 EARNINGS GUIDANCE

•	UniSource Energy’s net income for the third quarter of 2009 was $58 million, or $1.45 per diluted share of common stock, compared with a net loss of $11 million, or $0.31 per diluted share, in the third quarter of 2008.

•	Improvement in third quarter 2009 earnings is due primarily to hot summer weather, significantly lower fuel and purchased power expenses and operating cost containment.

•	UniSource Energy is maintaining its 2009 reported GAAP earnings guidance of $2.55 to $2.70 per diluted share.

Tucson, Ariz. – UniSource Energy Corporation (NYSE: UNS) today reported third quarter 2009 net income of $58 million, or $1.45 per diluted share of common stock, compared with a net loss of $11 million, or $0.31 per diluted share, in the same period last year. For the nine months that ended September 30, 2009, UniSource Energy reported net income of $94 million, or $2.40 per diluted share of common stock, compared with a net loss of $9 million, or $0.25 per diluted share of common stock, in the same period of 2008.

UniSource Energy’s financial results reflect those of its principal subsidiary, Tucson Electric Power (TEP), which reported net income of $55 million for the third quarter of 2009, compared with a net loss of $12 million during the third quarter of 2008.

TEP’s improved financial performance in the third quarter of 2009 can be attributed to hot summer weather, a 32 percent decrease in net fuel and purchased power costs, revenue reserves recorded in 2008, new retail rates and prudent management of operating expenses.

Hotter than usual summer weather led to a 2.4 percent increase in retail kilowatt-hour (kWh) sales compared with the same period last year. Higher retail sales levels and a new rate structure that charges higher rates for higher levels of energy use helped drive TEP’s retail revenues $33 million higher than those from the third quarter of 2008. This increase excludes the impact of revenue reserves in 2008 and surcharges that pass along to customers the cost of renewable power and energy efficiency programs.

“Although hot weather boosted sales beyond our expectations our retail energy sales on a weather-adjusted basis are in line with the levels we anticipated,” said Paul Bonavia, UniSource Energy’s Chairman, President and CEO.

TEP’s fuel and purchased power expense was lower by $50 million due to the nearly 60% decline in the average market price of natural gas and power from the same period last year. That decline contributed to a $79 million increase in TEP’s third-quarter utility gross margin, which reflects retail and wholesale revenues net of costs for fuel, purchased power and transmission.

UniSource Energy’s base operating and maintenance expense, excluding costs directly offset by customer surcharges or third party reimbursements, increased by less than $1 million from the third quarter of 2008 despite a nearly $2 million increase in pension-related expenses. Pension expense is primarily a function of stock market performance and other factors not under the company’s control.

“I am pleased with our ability to keep our operating costs under control,” Bonavia said. “While there are signs that the current economic downturn may have reached its bottom here in Arizona, we’re continuing to align our costs with the lower sales levels while maintaining investment levels necessary to safely and reliably meet our customers’ energy needs,” Bonavia said.

The expansion of TEP’s customer base grew at the rate projected by the company, gaining 0.5 percent over the past year. “The economy has certainly slowed TEP’s growth, but I’m encouraged to see that we’re still adding customers,” Bonavia said.

TEP’s cash flows remain strong and are expected to combine with those of sister utilities UNS Gas and UNS Electric to push UniSource Energy’s 2009 consolidated operating cash flows above $330 million. Cash flows from operations are expected to be more than adequate to cover the company’s estimated consolidated capital expenditures of approximately $290 million.

Tucson Electric Power

Third Quarter 2009 Results of Operations

TEP reported net income of $55 million in the third quarter of 2009, compared with a net loss of $12 million during the same period in 2008.

•	Retail electric revenues increased 12.6 percent, or $33 million, excluding non-cash revenue deferrals in 2008 and the pass-through components for renewable energy and energy efficiency surcharges. The increases resulted from a 2.4 percent increase in total retail kWh sales combined with a new rate structure that charges higher rates for higher levels of energy use.

•	kWh sales to residential customers increased 6.8 percent compared with the third quarter of 2008. Hot summer weather led to a 32 percent increase in cooling degree days over last year’s level.

•	Third-quarter kWh sales to commercial customers were up 1 percent compared with those from last year. The sluggish economy continues to impact TEP’s industrial customer base, whose usage declined 4.2% compared with the third quarter of 2008.

•	Long-term wholesale revenues decreased $4 million, or 29 percent, due to lower sales volumes. The margin on long-term wholesale sales for the third quarter of 2009 was $6 million.

•	A $30 million revenue reserve recorded in the third quarter of 2008 did not recur in 2009.

•	PPFAC-related expenses, net of offsets, decreased by $50 million compared with the fuel and purchased power expenses net of short term wholesale revenues recorded during the third quarter of 2008. The decrease was due primarily to lower wholesale market prices for energy and natural gas.

•	O&M expense, excluding a $5 million increase in expenses directly offset by customer surcharges and third party reimbursements, increased by less than $1 million. Higher pension and generating plant maintenance expenses were mostly offset by cost containment measures.

•	Depreciation and amortization increased $7 million due primarily to plant additions, new depreciation rates for generating assets and amortization of regulatory assets resulting from the 2008 TEP rate order.

•	Interest expense decreased $2 million due primarily to lower rates on variable rate debt and lower balances of capital lease obligations.

UNS Gas

UNS Gas reported net losses of $1.3 million in the third quarters of 2009 and 2008. UNS Gas’ operations are seasonal in nature with peak usage occurring in the winter months.

In November 2008, UNS Gas filed a general rate case with the Arizona Corporation Commission (ACC) requesting an average base rate increase of 6 percent, or approximately $9.5 million, to cover increases in capital and operating costs. The ACC’s staff has recommended rates that would provide a $3.4 million revenue increase. Hearings before an administrative law judge (ALJ) concluded in August 2009, and a recommendation from the ALJ is pending.

UNS Electric

UNS Electric reported net income of $3.6 million for the third quarter of 2009, compared with $2.5 million in the same period last year. The improvement is due primarily to hot summer weather. Like TEP, UNS Electric’s operations are seasonal in nature with peak energy demand occurring in the summer months.

Third-quarter retail kWh sales rose 8.2 percent compared with the same period last year due to the operations of a new copper mine in the company’s service area. Excluding mining sales, UNS Electric’s retail kWh sales rose 1.4 percent compared with the same period last year due to hot weather.

In April 2009, UNS Electric filed a general rate case with the ACC requesting an average base rate increase of $13.5 million, or 7.4 percent over 2008 retail revenues, to cover its rising service costs. Hearings before an ALJ are scheduled to begin Feb. 2, 2010.

Net Income and Earnings Per Share Summary

	3rd Quarter		YTD Sept. 30,
Net Income	2009	2008	2009	2008
	-Millions-		-Millions-

Tucson Electric Power	$55.3	($12.2)	$81.2	($15.3)
UNS Gas	(1.3)	(1.3)	3.6	5.3
UNS Electric	3.6	2.5	5.9	3.7
Other (1)	—	—	3.1	(2.6)

Net Income	$57.6	($11.0)	$93.8	($8.9)

Avg. Basic Shares Outstanding (millions)	35.9	35.7	35.8	35.6
Avg. Diluted Shares Outstanding (millions)	40.5	35.7	40.4	35.6

	3rd Quarter		YTD Sept. 30,
Earnings Per UniSource Energy Share	2009	2008	2009	2008
Tucson Electric Power	$1.54	($0.34)	$2.27	($0.43)
UNS Gas	(0.04)	(0.04)	0.10	0.15
UNS Electric	0.10	0.07	0.16	0.10
Other (1)	0.00	0.00	0.09	(0.07)

Net Income per Basic Share	$1.60	($0.31)	$2.62	($0.25)

Net Income per Diluted Share (2)	$1.45	($0.31)	$2.40	($0.25)

(1)	Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. and UniSource Energy Development, wholly-owned subsidiaries of UniSource Energy.

(2)	For the three and nine months ended September 30, 2009, 4 million potentially dilutive shares from the conversion of convertible senior notes, and after-tax interest expense of $1 million and $3 million, respectively, were not included in the computation of diluted EPS because to do so would have been anti-dilutive.

UniSource Energy believes the presentation of TEP, UNS Gas, UNS Electric and Other segment net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy’s reported earnings or losses.

Seasonality of Earnings

The net income and results of operations of UniSource Energy’s utility businesses are seasonal in nature. TEP and UNS Electric are summer-peaking utilities and historically have recorded a majority of their net income during the second and third quarters, when hot weather drives increases in energy consumption.

Energy demand from UNS Gas customers typically peaks during the winter and accordingly UNS Gas records the majority of its net income during the first and fourth quarters.

Conference Call and Webcast

The company will host a conference call on Thursday, Oct. 29 at 12 p.m. EDT to discuss the financial results and outlook. To participate in the call, please dial in five to 10 minutes prior to the start.

Dial-in number: (877) 582-0446
Reference code: 36550961

The conference call also can be heard live on UniSource Energy’s Web site. The webcast can be accessed at uns.com and will be available for replay for seven days.

Replay number: (800) 642-1687
Reference code: 36550961

UniSource Energy is a Tucson, Arizona-based company with consolidated assets of approximately $3.5 billion. UniSource Energy’s primary subsidiaries include Tucson Electric Power Company, which serves more than 400,000 customers in southern Arizona, and UniSource Energy Services, provider of natural gas and electric service for about 236,000 customers in northern and southern Arizona.
For more information about UniSource Energy and its subsidiaries, visit uns.com.

This release contains forward-looking information that involves risks and uncertainties, including factors that could affect UniSource Energy’s ability to reach the 2009 earnings guidance. These risks and uncertainties include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP’s generating plants; and other factors listed in UniSource Energy’s Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2009 RESULTS

UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income (Loss)	Three Months Ended
(in thousands of dollars, except per share amounts)	September 30,		Increase / (Decrease)
(UNAUDITED)	2009	2008	Amount	Percent
Operating Revenues
Electric Retail Sales	$348,938	$322,690	$26,248	8.1
Provision for Rate Refunds — CTC Revenue	—	(29,517)	29,517	N/M

Net Electric Retail Sales	348,938	293,173	55,765	19.0
Electric Wholesale Sales	28,785	57,279	(28,494)	(49.7)
Gas Revenue	16,226	19,831	(3,605)	(18.2)
Other Revenues	20,290	17,569	2,721	15.5

Total Operating Revenues	414,239	387,852	26,387	6.8

Operating Expenses
Fuel	99,895	112,389	(12,494)	(11.1)
Purchased Energy	76,207	135,086	(58,879)	(43.6)
Transmission	2,356	8,114	(5,758)	(71.0)
Increase (Decrease) to reflect PPFAC/PGA Recovery Treatment	(15,403)	(1,842)	(13,561)	N/M

Total Fuel and Purchased Energy	163,055	253,747	(90,692)	(35.7)
Other Operations and Maintenance	79,549	73,364	6,185	8.4
Depreciation and Amortization	43,679	36,762	6,917	18.8
Taxes Other Than Income Taxes	11,098	10,079	1,019	10.1

Total Operating Expenses	297,381	373,952	(76,571)	(20.5)

Operating Income	116,858	13,900	102,958	N/M

Other Income (Deductions)
Interest Income	2,609	2,520	89	3.5
Other Income	1,899	1,069	830	77.6
Other Expense	(812)	(2,837)	2,025	71.4

Total Other Income (Deductions)	3,696	752	2,944	N/M

Interest Expense
Long-Term Debt	14,317	18,182	(3,865)	(21.3)
Interest on Capital Leases	12,504	13,180	(676)	(5.1)
Other Interest Expense	980	(349)	1,329	N/M
Interest Capitalized	(436)	(1,304)	868	66.6

Total Interest Expense	27,365	29,709	(2,344)	(7.9)

Income (Loss) Before Income Taxes	93,189	(15,057)	108,246	N/M
Income Tax Expense (Benefit)	35,543	(4,018)	39,561	N/M

Net Income (Loss)	$57,646	$(11,039)	$68,685	N/M

Weighted-average Shares of Common Stock Outstanding (000)	35,928	35,677	251	0.7

Basic Earnings (Loss) per Share	$1.60	$(0.31)	$1.91	N/M

Diluted Earnings (Loss) per Share	$1.45	$(0.31)	$1.76	N/M

Dividends Declared per Share	$0.29	$0.24	$0.05	20.8

	Three Months Ended
Tucson Electric Power	September 30,		Increase / (Decrease)
Electric kWh Sales — In Millions:	2009	2008	Amount	Percent
Retail Sales	3,036	2,966	70	2.4
Long-Term Wholesale Sales	126	253	(127)	(50.2)

Total Retail and Long-Term Wholesale Sales	3,162	3,219	(57)	(1.8)

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

UNISOURCE ENERGY 2009 RESULTS

UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income (Loss)	Nine Months Ended
(in thousands of dollars, except per share amounts)	September 30,		Increase / (Decrease)
(UNAUDITED)	2009	2008	Amount	Percent
Operating Revenues
Electric Retail Sales	$817,490	$769,983	$47,507	6.2
Provision for Rate Refunds — CTC Revenue	—	(44,415)	44,415	N/M

Net Electric Retail Sales	817,490	725,568	91,922	12.7
Electric Wholesale Sales	92,031	187,103	(95,072)	(50.8)
Gas Revenue	99,189	115,002	(15,813)	(13.8)
Other Revenues	55,169	50,635	4,534	9.0

Total Operating Revenues	1,063,879	1,078,308	(14,429)	(1.3)

Operating Expenses
Fuel	223,758	257,594	(33,836)	(13.1)
Purchased Energy	217,121	366,644	(149,523)	(40.8)
Transmission	7,607	16,735	(9,128)	(54.5)
Increase (Decrease) to reflect PPFAC/PGA Recovery Treatment	(5,083)	(13,073)	7,990	61.1

Total Fuel and Purchased Energy	443,403	627,900	(184,497)	(29.4)
Other Operations and Maintenance	243,432	211,524	31,908	15.1
Depreciation and Amortization	131,881	109,196	22,685	20.8
Amortization of Transition Recovery Asset	—	23,945	(23,945)	N/M
Taxes Other Than Income Taxes	35,915	35,198	717	2.0

Total Operating Expenses	854,631	1,007,763	(153,132)	(15.2)

Operating Income	209,248	70,545	138,703	N/M

Other Income (Deductions)
Interest Income	9,530	8,724	806	9.2
Other Income	16,284	6,267	10,017	N/M
Other Expense	(2,040)	(5,719)	3,679	64.3

Total Other Income (Deductions)	23,774	9,272	14,502	N/M

Interest Expense
Long-Term Debt	43,680	53,603	(9,923)	(18.5)
Interest on Capital Leases	36,762	39,331	(2,569)	(6.5)
Other Interest Expense	2,411	1,375	1,036	75.3
Interest Capitalized	(1,780)	(4,480)	2,700	60.3

Total Interest Expense	81,073	89,829	(8,756)	(9.7)

Income (Loss) Before Income Taxes	151,949	(10,012)	161,961	N/M
Income Tax Expense (Benefit)	58,110	(1,106)	59,216	N/M

Net Income (Loss)	$93,839	$(8,906)	$102,745	N/M

Weighted-average Shares of Common Stock Outstanding (000)	35,829	35,616	213	0.6

Basic Earnings (Loss) per Share	$2.62	$(0.25)	$2.87	N/M

Diluted Earnings (Loss) per Share	$2.40	$(0.25)	$2.65	N/M

Dividends Declared per Share	$0.87	$0.72	$0.15	20.8

	Nine Months Ended
Tucson Electric Power	September 30,		Increase / (Decrease)
Electric kWh Sales — In Millions:	2009	2008	Amount	Percent
Retail Sales	7,322	7,396	(75)	(1.0)
Long-Term Wholesale Sales	566	823	(257)	(31.2)

Total Retail and Long-Term Wholesale Sales	7,888	8,219	(332)	(4.0)

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2009 RESULTS

TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income (Loss)	Three Months Ended
(in thousands of dollars)	September 30,		Increase / (Decrease)
(UNAUDITED)	2009	2008	Amount	Percent
Operating Revenues
Electric Retail Sales	$297,418	$260,555	$36,863	14.1
Provision for Rate Refunds — CTC Revenue	—	(29,517)	29,517	N/M

Net Electric Retail Sales	297,418	231,038	66,380	28.7
Electric Wholesale Sales	38,018	72,896	(34,878)	(47.8)
Other Revenues	21,753	19,378	2,375	12.3

Total Operating Revenues	357,189	323,312	33,877	10.5

Operating Expenses
Fuel	92,330	108,350	(16,020)	(14.8)
Purchased Energy	52,999	100,418	(47,419)	(47.2)
Transmission	632	5,098	(4,466)	(87.6)
Increase (Decrease) to reflect PPFAC Recovery Treatment	(12,895)	—	(12,895)	N/M

Total Fuel and Purchased Energy	133,066	213,866	(80,800)	(37.8)
Other Operations and Maintenance	69,232	63,837	5,395	8.5
Depreciation and Amortization	37,719	31,201	6,518	20.9
Taxes Other Than Income Taxes	9,117	8,079	1,038	12.8

Total Operating Expenses	249,134	316,983	(67,849)	(21.4)

Operating Income	108,055	6,329	101,726	N/M

Other Income (Deductions)
Interest Income	2,367	2,238	129	5.8
Other Income	1,686	927	759	81.9
Other Expense	(702)	(2,526)	1,824	72.2

Total Other Income (Deductions)	3,351	639	2,712	N/M

Interest Expense
Long-Term Debt	8,829	12,317	(3,488)	(28.3)
Interest on Capital Leases	12,502	13,176	(674)	(5.1)
Other Interest Expense	420	(457)	877	N/M
Interest Capitalized	(261)	(1,279)	1,018	79.6

Total Interest Expense	21,490	23,757	(2,267)	(9.5)

Income (Loss) Before Income Taxes	89,916	(16,789)	106,705	N/M
Income Tax Expense (Benefit)	34,639	(4,552)	39,191	N/M

Net Income (Loss)	$55,277	$(12,237)	$67,514	N/M

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2009 RESULTS

TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income (Loss)	Nine Months Ended
(in thousands of dollars)	September 30,		Increase / (Decrease)
(UNAUDITED)	2009	2008	Amount	Percent
Operating Revenues
Electric Retail Sales	$675,190	$627,963	$47,227	7.5
Provision for Rate Refunds — CTC Revenue	—	(44,415)	44,415	N/M

Net Electric Retail Sales	675,190	583,548	91,642	15.7
Electric Wholesale Sales	107,762	207,791	(100,029)	(48.1)
Other Revenues	59,055	54,716	4,339	7.9

Total Operating Revenues	842,007	846,055	(4,048)	(0.5)

Operating Expenses
Fuel	208,808	251,565	(42,757)	(17.0)
Purchased Energy	112,416	211,194	(98,778)	(46.8)
Transmission	2,439	9,567	(7,128)	(74.5)
Increase (Decrease) to reflect PPFAC Recovery Treatment	(16,898)	—	(16,898)	N/M

Total Fuel and Purchased Energy	306,765	472,326	(165,561)	(35.1)
Other Operations and Maintenance	213,069	183,902	29,167	15.9
Depreciation and Amortization	114,539	93,198	21,341	22.9
Amortization of Transition Recovery Asset	—	23,945	(23,945)	N/M
Taxes Other Than Income Taxes	29,413	29,143	270	0.9

Total Operating Expenses	663,786	802,514	(138,728)	(17.3)

Operating Income	178,221	43,541	134,680	N/M

Other Income (Deductions)
Interest Income	9,176	7,704	1,472	19.1
Other Income	9,671	4,943	4,728	95.7
Other Expense	(1,616)	(3,255)	1,639	50.4

Total Other Income (Deductions)	17,231	9,392	7,839	83.5

Interest Expense
Long-Term Debt	27,232	36,654	(9,422)	(25.7)
Interest on Capital Leases	36,753	39,315	(2,562)	(6.5)
Other Interest Expense	1,104	1,012	92	9.1
Interest Capitalized	(1,393)	(3,632)	2,239	61.6

Total Interest Expense	63,696	73,349	(9,653)	(13.2)

Income (Loss) Before Income Taxes	131,756	(20,416)	152,172	N/M
Income Tax Expense (Benefit)	50,527	(5,081)	55,608	N/M

Net Income (Loss)	$81,229	$(15,335)	$96,564	N/M

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.